KIT DIGITAL, INC.

TRANSITION AGREEMENT WITH KALEIL ISAZA TUZMAN

SUMMARY OF TERMS

March 23, 2012

General:

Kaleil Isaza Tuzman (“Isaza Tuzman”) is currently the Chairman of the Board and Chief Executive Officer of KIT digital, Inc., a Delaware corporation (the “Company”). Isaza Tuzman and the Company (together, the “Principal Parties”) have agreed that Isaza Tuzman will step down from his role as Chief Executive Officer, but will continue to serve as Chairman of the Board of Directors (the “Board”) of the Company, pursuant to the terms and conditions set forth in this Summary of Terms (“Term Sheet”). The parties agree that promptly following acceptance of this Term Sheet they shall negotiate and enter into such definitive agreement(s) as may be necessary or appropriate in accordance with applicable laws and consistent with the terms hereof (the “Agreement”).

Role and Responsibilities:	On March 31, 2012 or as soon as practicable thereafter (the “Transition Date”), Isaza Tuzman shall step down from his role as Chief Executive Officer of the Company (“Current Role”) but shall remain as Chairman of the Board (“Continuing Role”). During the period of time between execution of this Term Sheet and the Transition Date (such period referred to herein as the “Transition Period”), Isaza Tuzman shall continue to exercise his day-to-day executive responsibilities of his Current Role. Following the Transition Period, in his Continuing Role as Chairman, or as a member, of the Board Isaza Tuzman shall, among other things:

•	Participate as a member, and Chairman, of the Board
•	Participate as a member of the committee (the “Search Committee”) created by the Board to identify, interview, negotiate with and, ultimately, make a recommendation to the Board regarding hiring a future Chief Executive Officer.
•	Provide assistance to the Board and the Strategic Transaction Committee in connection with any strategic alternatives planning process as may be undertaken from time to time by the Board or the Strategic Transaction Committee.
•	At the request of management of the Company or the Board, provide assistance to the executive management of the Company, from time to time, in connection with operations, financing transactions, and other matters as the Board or executive management may request from time to time.
•	Such other customary duties, rights and responsibilities of a chairman of a board of directors, and any other duties, rights or responsibilities as may be mutually agreed by the parties.

The Principal Parties acknowledge and agree that the Bylaws of the Company must be amended by the Board in order to give effect to the non-executive Chairman role contemplated hereby and the Principal Parties agree to use their reasonable efforts to cause such amendment to be approved and adopted.

Compensation:

The Principal Parties acknowledge and agree that they are parties to several agreements, plans and documents, including, without limitation, (a) that certain Offer of Employment entered into on October 23, 2011 by and between Isaza Tuzman and the Company (the “Employment Agreement”), (b) that certain Performance Share Agreement entered into by and between the Principal Parties dated August 31, 2011 (the “Performance Agreement”), and (c) that certain Executive Management Agreement by and between the Principal Parties dated December 18, 2007, as amended (the “Executive Management Agreement”) (collectively the Employment Agreement, the Performance Agreement, the Executive Management Agreement and such other agreements, plans or documents to which the Principal Parties have entered into and remain bound by are referred to herein as the “Tuzman Agreements”). The Principal Parties agree that (i) promptly following the execution of this Term Sheet they shall work together in good faith to identify all of the currently operative Tuzman Agreements and determine whether such Tuzman Agreements will be amended, modified, terminated or unchanged by the Agreement, and (ii) notwithstanding any provision hereof to the contrary, no provision of this Term Sheet shall be interpreted or construed as to result in an outcome any worse than what Isaza Tuzman would have otherwise been entitled to had he not voluntarily agreed to step aside from his role as Chief Executive Officer, in each case consistent with the terms and intent hereof; provided, however, that to the extent this Term Sheet modifies or amends Isaza Tuzman’s Employment Agreement with respect to his title, responsibilities or base compensation, the provisions of this Term Sheet shall remain in full force and effect and shall be enforceable by and against the Principal Parties in accordance with the terms hereof

In addition to the foregoing:

•	At the end of the Transition Period, the Company shall issue a promissory note in the principal amount calculated in accordance with the last sentence in this clause, which shall accrue interest at a rate of 10% per annum, and shall be repaid by the Company in equal monthly installments over a six (6) month term (the “Isaza Tuzman Note”); provided, however, that the entire principal and interest due and owing under the Isaza Tuzman Note shall immediately mature and become due and payable upon (a) any substantial equity or debt financing transaction of the Company, or (b) a Change of Control as defined under the Company’s most recent equity incentive plan. The Isaza Tuzman Note is being issued by the Company in respect to certain amounts that the Company was previously obligated to pay Isaza Tuzman pursuant to the Executive Management Agreement. The principal amount will be the sum of the nominal amount due under the Executive Management Agreement (without discount) as of the date hereof plus four months of Isaza Tuzman’s nominal gross salary as of the date hereof less the tax benefit Isaza Tuzman will receive from such payment.

•	The Company shall pay Isaza Tuzman, in the ordinary course of business, his management bonus for 2011 as per the Company’s standard policies and procedures (“2011 Management Bonus”). The amount of this bonus shall be determined and paid by the Compensation Committee of the Board (or paid by the Company upon its authorization) in due haste, and shall take into account the period of time Isaza Tuzman worked prior to March 31, 2012.
•	All stock options (the “Stock Options”) granted and issued to Isaza Tuzman pursuant to the Company’s incentive stock plans over time (together, the “Stock Option Plans”) together with all restricted stock units (the “RSUs”) and performance contingent restricted stock units (the “PCRSUs”) awarded and issued to Isaza Tuzman pursuant to those certain Restricted Stock Unit Program (the “RSU Program”) and Performance Contingent Restricted Stock Unit Program (the “PCRSU Program”) shall continue to vest pursuant to the terms and conditions of the Stock Option Plans, the RSU Program and the PCRSU Program, as the case may be, irrespective of Isaza Tuzman’s ongoing role in the Company or on the Board.
•	At the end of the Transition Period, the Company shall pay Isaza Tuzman an amount, in cash, determined pursuant to Section 7.1 of the Employment Agreement, which amount shall be equal to the greater of (i) the total amount paid to Isaza Tuzman by KIT Capital, Ltd. (“KIT Capital”) during the twelve (12) month period prior to the effective date of the Employment Agreement, pursuant to the terms of the Executive Management Agreement, and (ii) the amount of base compensation paid to Isaza Tuzman by the Company during March 2012 multiplied by twelve (12) (the product of the calculation described in (i) and (ii) above referred to herein as the “Cash Severance Payment”).

•	The Company shall reimburse Isaza Tuzman for his actual, out-of-pocket reimbursable business expenses incurred in connection with his Current Role including, but not limited to, the balance due on Isaza Tuzman’s Company American Express Credit Card as of the end of the Transition Period to the extent so incurred (collectively, the “Expense Reimbursement”). Following the Transition Period, Isaza Tuzman shall be entitled to have his actual, out-of-pocket expenses that are incurred in connection with the Services, reimbursed in connection with the Company’s then-current expense reimbursement.

The Principal Parties agree that, in the context of negotiating the Agreement, they shall negotiate in good faith a mutual release of any and all claims or losses that one Principal Party may have against the other.

Indemnification and Advancement:

Isaza Tuzman shall be entitled to full and complete indemnification and advancement, as provided under the Delaware General Corporation Law, the Company’s Certificate of Incorporation, the Company’s Bylaws, and Section 10 of the Employment Agreement. Without limiting the generality of the foregoing, Isaza Tuzman shall be entitled to indemnification, reimbursement and advancement by the Company to the fullest extent permitted by Delaware law and expressly set forth in the Agreement, including, but not limited, for any and all costs, fees, expenses (including, but not limited to, attorneys’ fees, costs and expenses), damages, claims, losses, fines, penalties, or otherwise, that may be incurred by him by reason of the fact of his service as an officer or director of the Company, including, without limitation, in any proceeding by or before any foreign or domestic governmental body, judicial body, regulatory agency, or other body.

Non-Disparagement:

Subject to each Principal Party’s disclosure obligations or duty of candor before any governmental body or in any judicial process, each Principal Party agrees that it shall not disparage the other. Subject to the Company’s obligations and duty described in the foregoing sentence, the Company shall respond to any third party inquiry regarding Isaza Tuzman, that Isaza Tuzman and the Company mutually agreed that Isaza Tuzman would step down from his Chief Executive Officer role and that Isaza Tuzman will remain as Chairman of the Board, will remain a valuable member of the Company, and will continue to lead overall corporate strategy in his Continuing Role. The Company shall also ensure that its corporate and employee/consultant policies and procedures adequately disclose the Company’s non-disparagement obligations set forth herein or in the Agreement. In addition to the foregoing, each Principal Party shall use its reasonable best efforts to cause, as applicable, its officers, directors, employees, agents, consultants and advisors to comply with this Non-Disparagement provision and, in the case of the Company, the Company statement regarding Isaza Tuzman. In addition to the liability of any officer, director, employee, agent, consultant or advisor for breach of the foregoing, each Principal Party shall be jointly and severally liable for the breach of the foregoing by any of its officers, directors, employees, agents, consultants or advisors who or that breaches the foregoing

Non-Competition:

At such time as Isaza Tuzman no longer serves on the Board, Isaza Tuzman shall be released from and no longer bound by any and all non-competition clauses previously executed on behalf of the Company; provided, however, that Isaza Tuzman shall not work for a “direct competitor” of the Company for a period of the later to occur of (a) three (3) months following the expiration of his term as a director of the Company and (b) six (6) months following the execution of the Agreement.

Press Release

The Principal Parties shall collaborate and must mutually agree upon the content, substance and language set forth in the Company’s press release announcing the material terms and conditions of this Term Sheet, if required by either Principal Party.

Expenses:

The Company shall pay all of Isaza Tuzman’s fees, costs and expenses (including attorneys’ fees, costs and expenses) incurred in connection with the negotiation and documentation of this Term Sheet and the definitive Agreement, and all other documents and agreements contemplated in this Term Sheet.

Commercial Guarantees; Other Matters

As promptly as is practicable and in any event within 180 days after signing the Agreement, the Company will arrange for the release or satisfaction of any commercial obligations or guarantees in favor of third parties to which Isaza Tuzman became and is obligated on the Company’s behalf in the ordinary course of business or at the Company’s request.

As long as Isaza Tuzman is the Chairman of the Board, he will have full use of an office and executive assistant as is made available by the Company.

Governing Law; Jurisdiction and Venue:	This Term Sheet and the Agreement shall be governed by the laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The parties agree to submit to the personal jurisdiction of the state and Federal courts sitting in the State of Delaware, City of Wilmington. Any dispute under this Term Sheet or the Agreement shall be resolved in the state or Federal courts of the State of Delaware and each party agrees not to dispute or contest the jurisdiction of the courts of such jurisdiction concerning any such dispute.

THE PARTIES SHALL PROMPTLY NEGOTIATE IN GOOD FAITH CONCERNING THE DEFINITIVE AGREEMENT(S) (THE “AGREEMENT”) NECESSARY TO FORMALIZE THE TERMS AND CONDITIONS SET FORTH HEREIN. NOTWITHSTANDING THE FOREGOING, THE PARTIES INTEND TO BE LEGALLY BOUND BY THE TERMS AND PROVISIONS SET FORTH IN THIS SUMMARY OF TERMS AND IF THE PARTIES ARE UNABLE TO AGREE UPON THE FORM OF SUCH DEFINITIVE AGREEMENT(S) THIS SUMMARY OF TERMS SHALL CONTROL ISAZA TUZMAN’S TRANSITION FROM HIS CURRENT ROLE TO HIS CONTINUING ROLE AND ALL MATTERS RELATED THERETO.

* * *

IN WITNESS WHEREOF, the parties have entered into this Summary of Terms this 23rd day of March, 2012.

KIT DIGITAL, INC.

By:	/s/Robin Smyth
Name:	Robin Smyth
Title:	CFO

/s/Kaleil Isaza Tuzman
Kaleil Isaza Tuzman

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